ITEM 6. SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data as of and for each of the five years in the period ended December 31, 2016, which is derived from the combined financial results of our Predecessor for periods presented through May 13, 2014, and our consolidated financial results for the period beginning May 14, 2014, the date we commenced operations. Our Predecessor includes the financial results of the IPO Assets, acquired from PBF Energy and its subsidiaries in connection with the Offering through May 14, 2014. In addition, all financial information has been retrospectively adjusted for the Acquisitions from PBF as noted below.

We acquired from PBF LLC the DCR West Rack and the Toledo Storage Facility in 2014, the Delaware City Products Pipeline and Truck Rack in 2015, the Torrance Valley Pipeline in 2016 and the Paulsboro Natural Gas Pipeline in 2017. All of the acquisitions were transfers between entities under common control. Accordingly, our financial information, and that of our Predecessor, contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the Acquisitions from PBF prior to the effective date of each acquisition for all periods presented. Net loss attributable to the DCR West Rack, Toledo Storage Facility, Delaware City Products Pipeline and Truck Rack, Torrance Valley Pipeline and Paulsboro Natural Gas Pipeline prior to their respective acquisition effective dates were allocated entirely to PBF GP as if only PBF GP had rights to that net income (loss), therefore there is no retrospective adjustment to net income per unit.

With the exception of pipeline revenue generated by the Delaware City Products Pipeline, our Predecessor generally recognized only the costs and did not record revenue for transactions with PBF Energy prior to the Offering and the Acquisitions from PBF. Affiliate revenues have been recorded for all of our assets subsequent to the commencement of the commercial agreements with PBF Energy upon completion of the Offering and the Acquisitions from PBF. As a result, the information included in the following tables is not necessarily comparable on a year-over-year basis. See “Factors Affecting the Comparability of Our Financial Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information and our Consolidated Financial Statements and the related notes thereto.

	Year Ended December 31,
	2016	2015	2014 (a)	2013	2012
				Predecessor	Predecessor
	(Dollars in thousands, except units and per unit amounts)
Statement of operations data:
Total revenues (b)	$187,335	$142,102	$59,403	$8,513	$7,300
Net income (loss)	80,389	73,605	14,738	(14,698)	(6,743)
Income (loss) attributable to Predecessor	(6,250)	(243)	(15,226)	(14,698)	(6,743)
Income (loss) attributable to noncontrolling interest	5,679	—	—	—	—
Net income attributable to PBF Logistics LP unitholders	$80,960	$73,848	$29,964	$—	$—

Net income per limited partner unit (c):
Common units - basic	$2.01	$2.18	$0.94	N/A	N/A
Common units - diluted	$2.01	$2.18	$0.94	N/A	N/A
Subordinated units - basic and diluted	$2.01	$2.18	$0.93	N/A	N/A

Weighted-average limited partner units outstanding (c):
Common units - Public (basic)	19,715,174	15,856,217	15,812,500	N/A	N/A
Common units - Public (diluted)	19,765,840	15,856,217	15,814,525	N/A	N/A
Common units - PBF (basic and diluted)	2,572,944	2,099,935	355,302	N/A	N/A
Subordinated units - PBF (basic and diluted)	15,886,553	15,886,553	15,886,553	N/A	N/A
Cash distribution per unit	$1.74	$1.52	$0.79	N/A	N/A

Balance sheet data (at period end):
Total assets	$756,861	$425,789	$410,521	$102,297	$61,940
Debt	571,675	599,635	507,848	—	—

Cash flows from (used in):
Operating activities	$99,212	$78,131	$10,018	$(10,970)	$(4,731)
Investing activities	72,893	(2,806)	(282,734)	(47,192)	(24,712)
Financing activities	(126,562)	(70,812)	286,806	58,213	29,452
Increase in cash and cash equivalents	$45,543	$4,513	$14,090	$51	$9

Capital expenditures (d):
Expansion	$118,431	$1,677	$43,520	$45,288	$23,118
Maintenance	2,920	1,826	4,285	1,904	1,594
Total capital expenditures	$121,351	$3,503	$47,805	$47,192	$24,712
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(a)
The information presented includes the results of operations of our Predecessor for periods presented through May 13, 2014 and of our operations for the period beginning May 14, 2014, the date we commenced operations.

(b)
We, and our Predecessor, did not record revenue for transactions with PBF Energy for the IPO Assets prior to the Offering on May 14, 2014 or for the DCR West Rack, Toledo Storage Facility, Delaware City Truck Rack, Torrance Valley Pipeline, or Paulsboro Natural Gas Pipeline acquired in the Acquisitions from PBF prior to the effective date of each acquisition.

(c)	Information is not applicable for the periods prior to the Offering.

(d)
Expansion capital expenditures include acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Maintenance capital expenditures include expenditures required to maintain equipment, ensure the reliability, integrity and safety of our tankage and pipelines and address environmental regulations.